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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25

                                                Commission File Number:  0-21264

                           NOTIFICATION OF LATE FILING


 (Check One):  |_|  Form 10-K   |_|  Form 11-K   |_|  Form 20-F   |X|  Form 10-Q

|_|      Form N-SAR
                  For Period Ended:  September 30, 1997
                                     -------------------------------------------
|_|    Transition Report on Form 10-K    |_|     Transition Report on Form 10-Q
|_|    Transition Report on Form 20-F    |_|     Transition Report on Form N-SAR
|_|    Transition Report on Form 11-K
                  For the Transition Period Ended:______________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: Not applicable.
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                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant:  Vista Bancorp, Inc.
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Former name if applicable:  ____________________________________________________

Address of principal executive office:  305 Roseberry Street
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City, state and zip code:  Phillipsburg, New Jersey 08865
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         Not applicable.





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                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

         Due to internal processing changes and staff turnover, the Registrant was unable to deliver the report on Form 10-Q in a timely manner to its electronic filing vendor in order to meet the file deadline.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

             William F. Keefe, Chief Financial Officer; (908) 859-9539
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         (2) Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed/ If the answer is no, identify report(s).
                                                             |X|  Yes    |_|  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             |_|  Yes    |X|  No

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: November 17, 1997           By:  /s/ William F. Keefe
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                                       William F. Keefe, Chief Financial Officer




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